Exhibit 10.12.2

SECOND AMENDMENT TO AMENDED AND RESTATED MANAGEMENT

PERFORMANCE COMPENSATION PLAN

The following section of the AnnTaylor Stores Corporation Management Performance Compensation Plan (“ATIP”) is hereby amended and restated, effective as of March 5, 2009, to read as follows:

“2(i) “Performance Compensation” means the cash amount payable to a Participant pursuant to this Plan; provided that the Committee may determine from time to time that all or a portion of amounts payable to a Participant or Participants pursuant to the Plan shall be made in the form of shares of the Company’s common stock reserved for issuance under the Company’s 2003 Equity Incentive Plan, as amended, or any successor plan that has been approved by the Company’s shareholders.”

Except as set forth above, ATIP is hereby ratified and affirmed in all respects.